INVESTMENT ADVISORY AGREEMENT

INVESTMENT ADVISORY AGREEMENT (the “Agreement’), dated as of December 19, 2012, between Alpine Income Trust, a Delaware statutory trust (the “Trust”), on behalf of Alpine High Yield Managed Duration Municipal Fund (the “Fund”), and Alpine Woods Capital Investors, LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Trust is engaged in business as an open-end investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”);

WHEREAS, the Fund engages in the business of investing and reinvesting the assets of the Fund in accordance with the investment objectives, policies and restrictions specified in the currently effective Prospectus (the “Prospectus”) and Statement of Additional Information (the “SAI”) of the Fund included in the Fund’s Registration Statement on Form N-1A, as amended from time to time (the “Registration Statement”), filed by the Fund under the Investment Company Act and the Securities Act of 1933, as amended;

WHEREAS, the Adviser is engaged principally in rendering investment management services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);

WHEREAS, the Trust desires to retain the Adviser to provide investment management services to the Fund on the terms set out in this Agreement, and the Adviser is willing to provide investment management services to the Fund on the terms set out in this Agreement; and

NOW, THEREFORE, in consideration of the premises and the covenants contained in this Agreement, the Trust and the Adviser agree as follows:

Appointment and Services.

(a)           The Trust appoints the Adviser to act as investment adviser to the Fund.  The Adviser accepts its appointment and agrees to provide the services set out in this Agreement for the compensation set out in this Agreement.

(b)           Subject to the terms of this Agreement, and the supervision of the Trust’s Board of Trustees (the “Board of Trustees”), the Adviser will provide continuing investment management of the assets of the Fund in accordance with the investment objectives, policies and restrictions set forth in the Prospectus and SAI of the Fund; the applicable provisions of the Investment Company Act, the rules and regulations thereunder; the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), relating to regulated investment companies and all rules and regulations thereunder; and all other applicable federal and state laws and regulations.  In connection with the services provided under this Agreement, the Adviser will use best efforts to manage the Fund so that it will qualify as a regulated investment company under Subchapter M of the Code and regulations issued under the Code.  The Adviser will also monitor, to the extent not monitored by the Fund’s administrator or other agent, the Fund’s compliance with its investment and tax guidelines and other compliance policies.  The Fund will have the benefit of the investment analysis and research, the review of current economic conditions and trends and the consideration of long-range investment policy generally available to the Adviser’s investment advisory clients.  In managing the Fund in accordance with the requirements set out in this Section 1, the Adviser will be entitled to receive and act upon advice of counsel for the Fund.

(c)           The Adviser will determine the securities and other instruments to be purchased, sold or entered into by the Fund and place orders with broker-dealers, foreign currency dealers, futures commission merchants or others pursuant to the Adviser’s determinations and all in accordance with the Fund’s policies as set out in the Prospectus and SAI of the Fund or as adopted by the Board of Trustees and disclosed to the Adviser.  The Adviser will determine what portion of the Fund’s portfolio will be invested in securities and other assets and what portion, if any, should be held uninvested in cash or cash equivalents.

(d)           The Adviser will provide assistance to the Board of Trustees in valuing the securities and other instruments held by the Fund, to the extent reasonably required by such valuation policies and procedures as may be adopted by the Fund.

(e)           The Adviser will maintain in accordance with applicable law, all books and records required of investment advisers under the Advisers Act and will make available to the Board of Trustees such records upon request.

(f)           The Adviser will oversee the maintenance of all books and records with respect to the securities transactions of the Fund, and will furnish the Board of Trustees with such periodic and special reports as the Board of Trustees reasonably may request. In compliance with the requirements of Rule 31a-3 under the Investment Company Act, the Adviser hereby agrees that all records which it maintains for the Fund are the property of the Fund, agrees to preserve for the periods prescribed by Rule 31a-2 under the Investment Company Act any records which it maintains for the Fund and which are required to be maintained by Rule 31a-1 under the Investment Company Act and further agrees to surrender promptly to the Fund any records which it maintains for the Fund upon request by the Fund.

(g)           The Adviser also agrees to make available to the Board of Trustees the following:

(i)   periodic reports on the investment performance of the Fund;

(ii)        additional reports and information related to the Adviser’s duties under this Agreement as the Board of Trustees may reasonably request; and

(iii)       to the extent held by the Adviser, all of the Fund’s investment records and ledgers as are necessary to assist the Fund in complying with the requirements of the Investment Company Act and other applicable laws.

(h)          To the extent required by law, the Adviser will furnish to regulatory authorities having the requisite authority any information or reports in connection with the services provided under this Agreement that may be requested.

(i)           The Fund hereby authorizes the Adviser and any entity or person associated with the Adviser which is a member of a national securities exchange to effect any transaction on such exchange for the account of the Fund, which transaction is permitted by Section 11(a) of the Securities Exchange Act of 1934, and the Fund hereby consents to the retention of compensation by the Adviser or any person or entity associated with the Adviser for such transaction.

(j)           The Adviser will also provide to the Fund’s administrator, custodian, fund accounting agent, shareholder service agents, transfer agents and other service providers, as required, and to the extent held by the Adviser, information relating to all transactions concerning the assets belonging to the Fund, in each case subject to compliance with applicable privacy standards.

(k)           Subject to the direction and control of the Board of Trustees, the Adviser shall perform such administrative and management services as may from time to time be reasonably requested by the Fund as necessary for the operation of the Fund, such as supervising the overall administration of the Fund, including negotiation of contracts and fees with and the monitoring of performance and billings of the Fund’s transfer agent, shareholder servicing agents, custodian and other agents or service providers.

           2.          Investment Management Fee.

(a)           For all services to be rendered, payments to be made and costs to be assumed by the Adviser as provided under this Agreement, the Trust will pay the Adviser in United States Dollars a monthly fee set out in Schedule I.

(b)           The Adviser may from time to time agree not to impose all or a portion of its fee otherwise payable under this Agreement and/or undertake to pay or reimburse the Fund for all or a portion of its expenses not otherwise required to be paid by or reimbursed by the Adviser.  Unless otherwise agreed, any fee reduction or undertaking may be discontinued or modified by the Adviser at any time.  For the month and year in which this Agreement becomes effective or terminates, there will be an appropriate pro ration of any fee based on the number of days that the Agreement is in effect during such month and year, respectively.

(c)           All rights to compensation under this Agreement for services performed as of the termination of this Agreement shall survive the termination.

           3.          Expenses.

(a)           Except as otherwise specifically provided in this Section 3 or as determined by the Board of Trustees, to the extent permitted by applicable law, the Adviser will pay the compensation and expenses of all Trustees, officers and executive employees of the Fund (including the Fund’s share of payroll taxes) who are affiliated persons of the Adviser, and the Adviser will make available, without expense to any Fund, the services of such of its directors, officers and employees as may duly be elected officers of the Fund, subject to their individual consent to serve and to any limitations imposed by law.  The Adviser will provide at its expense the services described in this Agreement.

(b)           The Adviser will not be required to pay any expenses of the Fund other than those specifically allocated to it in this Section 3.  In particular, but without limiting the generality of the foregoing, the Adviser will not be responsible, except to the extent of the reasonable compensation of such of the Fund’s Trustees and officers as are directors, officers or employees of the Adviser whose services may be involved, for the following expenses of the Fund: fees payable to the Adviser; interest; taxes; governmental fees; voluntary assessments and other expenses incurred in connection with membership in investment company organizations; organizational costs of the Fund; the cost (including brokerage commissions, transaction fees or charges, if any) in connection with the purchase or sale of the Fund’s securities and other investments and any losses in connection therewith; fees and expenses of custodians, transfer agents, dividend disbursing agents, registrars, independent pricing vendors, accountants, auditors, administrators, prospect service providers, depositories (for securities and/or commodities) or other agents; legal expenses; maintenance of books and records which are maintained by the Fund, sales and distribution fees; service fees; brokerage commissions or other costs of acquiring or disposing of any portfolio securities or other instruments of the Fund; loan commitment fees; expenses of registering and qualifying the Fund’s shares for sale under applicable federal and state law; expenses of preparing, setting in print, printing and distributing prospectuses and statements of additional information and any supplements thereto with respect to current shareholders, reports, proxy statements, notices and dividends to the Fund’s shareholders; costs of stationery; website costs; costs of meetings of the Board of Trustees or any committee thereof, meetings of shareholders and other meetings of the Fund; Board of Trustees fees; audit fees; travel expenses of officers, members of the Board and employees of the Fund, if any; and the Fund’s pro rata portion of premiums on any fidelity bond and other insurance covering the Fund and its officers, Trustees  and employees; litigation expenses and any non-recurring or extraordinary expenses as may arise, including, without limitation, those relating to actions, suits or proceedings to which the Fund is a party and the legal obligation which the Fund may have to indemnify the Trustees and officers with respect thereto.

4.           Delegation of Investment Management Services.  Subject to the prior approval of a majority of the members of the Board of Trustees, including a majority of the Trustees who are not “interested persons,” and, to the extent required by applicable law, by the shareholders of the Fund, the Adviser may, through a sub-advisory agreement or other arrangement, delegate to a sub-advisor any of the duties enumerated in this Agreement, including the management of all or a portion of the assets being managed.  Subject to the prior approval of a majority of the members of the Board of Trustees, including a majority of the Trustees who are not “interested persons,” and, to the extent required by applicable law, by the shareholders of the Fund, the Adviser may adjust such duties, the portion of assets being managed, and the fees to be paid by the Adviser; provided, that in each case the Adviser will continue to oversee the services provided by such company or employees and any such delegation will not relieve the Adviser of any of its obligations under this Agreement.

5.          Selection of Brokers and Affiliated Transactions.

(a)           Subject to the policies established by, and any direction from the Board of Trustees, the Adviser will be responsible for selecting the brokers or dealers that will execute the purchases and sales for the Fund.  Subject to the foregoing, it is understood that the Adviser will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Fund or be in breach of any obligation owing to the Fund under this Agreement, or otherwise, solely by reason of its having directed a securities transaction on behalf of the Fund to a broker-dealer in compliance with the provisions of Section 28(e) of the Securities Exchange Act of 1934 or as otherwise permitted from time to time by the Fund’s Prospectus and SAI.

(b)           Subject to the policies established by, and any direction from, the Fund’s Board of Trustees, the Adviser may direct any of its affiliates to execute portfolio transactions for the Fund on an agency basis.  The commissions paid to the Adviser’s affiliates must be in accordance with Rule 17e-1 under the Investment Company Act.

(c)           The Adviser and any of its affiliates will not deal with the Fund or any of its affiliates in any transaction in which the Adviser or any of its affiliates acts as a principal with respect to any part of the Fund order, except in compliance with the Investment Company Act, the rules and regulations under the Investment Company Act and any applicable SEC or SEC staff guidance or interpretation.  If the Adviser or any of its affiliates is participating in an underwriting or selling group, the Fund may not buy securities from the group except in accordance with policies established by the Board of Trustees in compliance with the Investment Company Act, the rules and regulations under the Investment Company Act and any applicable SEC or SEC staff guidance or interpretation.

(d)           Whenever the Adviser simultaneously places orders to purchase or sell the same security on behalf of the Fund and one or more other accounts advised by Adviser, such orders will be allocated as to price and amount among all such accounts in a manner believed to be equitable to each account. The Fund recognizes that in some cases this procedure may adversely affect the results obtained for the Fund.

(e)           The Adviser will promptly communicate to the Fund’s administrator and to the officers and the Trustees of the Fund such information relating to portfolio transactions as they may reasonably request.

           6.          Limitation of Liability of the Adviser.

(a)           As an inducement to the Adviser undertaking to provide services to the Fund pursuant to this Agreement, the Fund agrees that the Adviser will not be liable under this Agreement for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, provided that nothing in this Agreement will be deemed to protect or purport to protect the Adviser against any liability to the Fund or its shareholders to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement.

(b)           The rights of exculpation provided under this Section 6 are not to be construed so as to provide for exculpation of any person described in this Section for any liability (including liability under U.S. federal securities laws that, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that exculpation would be in violation of applicable law, but will be construed so as to effectuate the applicable provisions of this Section 6 to the maximum extent permitted by applicable law.

           7.          Term and Termination.

(a)           This Agreement will remain in force with respect to each party until December 19, 2014, and continue in force from year to year thereafter, but only so long as such continuance is specifically approved at least annually (a) by the vote of a majority of the Trustees who are not parties to this Agreement or “interested persons” of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the vote of a majority of the Trustees.  The requirement that continuance of this Agreement be “specifically approved at least annually” will be construed in a manner consistent with the Investment Company Act, the rules and regulations under the Investment Company Act and any applicable SEC or SEC staff guidance or interpretation.

(b)           This Agreement may be terminated with respect to the Fund at any time, without the payment of any penalty, by the vote of a majority of the outstanding voting securities of the Fund or by the Board of Trustees on 60 days’ written notice to the Adviser, or by the Adviser on 60 days’ written notice to the Fund.  This Agreement will terminate automatically in the event of its assignment (as defined under the Investment Company Act).

8.          Amendment.  No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge, or termination is sought, and no amendment of this Agreement will be effective until approved in a manner consistent with the Investment Company Act, rules and regulations under the Investment Company Act and any applicable SEC or SEC staff guidance or interpretation.

9.          Services Not Exclusive.  The Adviser’s services to the Fund pursuant to this Agreement are not exclusive and it is understood that the Adviser may render investment advice, management and services to other Persons (including other investment companies) and to engage in other activities, so long as its services under this Agreement are not impaired by such other activities.  It is understood and agreed that officers or trustees of the Adviser may serve as officers or Trustees of the Fund, and that officers or Trustees of the Fund may serve as officers or trustees of the Adviser to the extent permitted by law; and that the officers and trustees of the Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, trustees or directors of any other firm, trust or corporation, including other investment companies.  Whenever the Fund and one or more other accounts or investment companies advised by the Adviser have available funds for investment, investments suitable and appropriate for each will be allocated in accordance with procedures believed by the Adviser to be equitable to each entity over time.  Similarly, opportunities to sell securities will be allocated in a manner believed by the Adviser to be equitable to each entity over time.  The Fund recognizes that in some cases this procedure may adversely affect the size of the position that may be acquired or disposed of for the Fund.

10.         Avoidance of Inconsistent Position.  In connection with purchases or sales of portfolio securities and other investments for the account of the Fund, neither the Adviser nor any of its trustees, officers, or employees will act as a principal or agent or receive any commission, except in accordance with applicable law and policies and procedures adopted by the Board of Trustees.  The Adviser or its agent will arrange for the placing of all orders for the purchase and sale of portfolio securities and other investments for the Fund’s account with brokers or dealers selected by it in accordance with Fund policies as expressed in the Registration Statement.  If any occasion should arise in which the Adviser gives any advice to its clients concerning the Shares of the Fund, it will act solely as investment counsel for such clients and not in any way on behalf of the Fund.

11.         Additional Series.  In the event the Trust establishes one or more Funds after the effective date of this Agreement, such Funds will become Funds under this Agreement upon approval of this Agreement by the Board of Trustees with respect to the Funds and the execution of a Schedule reflecting the Funds.

12.         Documentation from the Fund.  The Fund shall at all times keep the Adviser fully informed with regard to the securities owned by it, its funds available, or to become available, for investment, and generally as to the condition of its affairs.  It shall furnish the Adviser with such other documents and information with regard to its affairs as the Adviser may from time to time reasonably request.

The Fund will promptly furnish the Adviser from time to time with copies, properly certified or authenticated, of all amendments of or supplements, if any, to the foregoing, including the Prospectus, the SAI and the Registration Statement.

           13.         Miscellaneous.

(a)           The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.  This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

(b)           Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act will be resolved by reference to such term or provision of the Investment Company Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC issued pursuant to the Investment Company Act.  In addition, where the effect of a requirement of the Investment Company Act reflected in any provision of this Agreement is modified or interpreted by any applicable order or orders of the SEC or any rules or regulations adopted by, or interpretative releases of, the SEC thereunder, such provision will be deemed to incorporate the effect of such order, rule, regulation or interpretative release.

(c)           This Agreement will be construed in accordance with the laws of the State of Delaware without regard to choice of law or conflicts of law principles thereof, provided that nothing in this Agreement will be construed in a manner inconsistent with the Investment Company Act, or in a manner which would cause the Fund to fail to comply with the requirements of Subchapter M of the Code.

(d)           This Agreement constitutes the entire agreement between the parties concerning the subject matter, and supersedes any and all prior understandings.

(e)           If any provision, term or part of this Agreement is deemed to be void, unenforceable, or invalid for any reason by a court decision, statute, rule, or otherwise, the remaining provisions of this Agreement will remain in full force and effect as if such invalid provision, term or part was not a part of this Agreement.

(f)           Obligations of this Agreement are not binding upon any of the Trustees, officers or shareholders individually.

[The rest of this page is intentionally blank]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year first written above.

ALPINE INCOME TRUST, on behalf of Alpine High Yield Managed Duration Municipal Fund

By:	/s/ Ronald G. Palmer
Name:	Ronald G. Palmer
Title:	Chief Financial Officer

ALPINE WOODS CAPITAL INVESTORS, LLC

By:	/s/ Samuel A. Lieber
Name:	Samuel A. Lieber
Title:	Chief Executive Officer

SCHEDULE I

INVESTMENT MANAGEMENT FEE RATES

(as a percentage of net assets)

Fund	Investment Management Fee Rate
Alpine High Yield Managed Duration Municipal Fund	0.75%